EXHIBIT A

MANAGERS OF XP CONTROL LLC

Managers:

Guilherme Dias Fernandes Benchimol

Citizenship: Brazilian
Business Address: 20, Genesis Close, Grand Cayman, George Town, Cayman Islands, KY-1-1208
Present Principal Occupation: Chairman of the Board of Directors of XP Inc.

Fabricio Cunha de Almeida

Citizenship: Brazilian
Business Address: 20, Genesis Close, Grand Cayman, George Town, Cayman Islands, KY-1-1208
Present Principal Occupation: General Counsel of XP Inc.